Exhibit 99.1

October 30, 2017

Pulmatrix Appoints Dr. James Roach as Chief Medical Officer

Dr. Roach will help Pulmatrix accelerate the development of its innovative inhaled drugs

LEXINGTON, MA — Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary diseases, today announced that it has appointed James (Jim) Roach, MD, FACP, FCCP as its new Chief Medical Officer, effective November 3, 2017. Dr. Roach will lead the clinical development of Pulmatrix’s innovative inhaled drugs for serious lung diseases, including allergic bronchopulmonary aspergillosis (ABPA) and chronic obstructive lung disease (COPD).

“We are excited to have Dr. Roach join the Pulmatrix team to oversee and accelerate the clinical development of our pipeline,” said Robert W. Clarke, Ph.D., Chief Executive Officer of Pulmatrix. “Dr. Roach is an ideal person for the job, as a board-certified pulmonologist with many years of experience in successfully managing clinical development and operations, as well as medical and regulatory affairs, in a number of biotech and pharma companies.”

Most recently, Dr. Roach was Chief Medical Officer at Veristat. Prior to joining Veristat, he served as Senior Vice President, Development and Chief Medical Officer of Momenta Pharmaceuticals, Senior Vice President, Medical Affairs at Sepracor Pharmaceuticals, and Head of Medical Affairs at Millennium Pharmaceuticals. Dr. Roach also formerly held positions in Clinical Research at LeukoSite and at Astra USA. A graduate of Georgetown University School of Medicine, Dr. Roach has also been an Assistant Professor of Medicine at Harvard Medical School and an Associate Physician in the Pulmonary and Critical Care Medicine Division at Brigham and Women’s Hospital since 1993.

At Pulmatrix, Dr. Roach will manage the clinical development of the company’s strong pipeline of inhaled drugs. The company’s key innovation is a dry powder technology, called iSPERSE™, which has the potential to efficiently deliver virtually any type of drug.

“I am very excited to be joining Pulmatrix at a time when its lead compounds emerging from the iSPERSE platform are so close to entering the clinic,” said Dr. Roach. “I look forward to working with the team to advance these innovative therapies that hopefully can make a meaningful difference in the lives of patients suffering from these chronic illnesses.”

Pulmatrix’s lead proprietary program, Pulmazole, is aimed at a major unmet medical need, ABPA. Pulmazole offers the potential to treat ABPA by reducing the fungal burden of disease, which is thought to trigger the intense hypersensitivity and inflammatory response experienced by patients with asthma, cystic fibrosis, and others with compromised lung function that develop ABPA. By including the anti-fungal drug itraconazole in its dry particles, Pulmatrix has been able to achieve high concentrations of the drug in the lungs and reduce systemic exposure in animal models. The program is planned to enter the clinic in Q1 2018.

PUR1800 is narrow spectrum kinase inhibitor (NSKI) under development as a novel anti-inflammatory for moderate-to-severe COPD patients. The active molecule in PUR1800 was in-licensed from RespiVert Ltd., a wholly owned subsidiary of Janssen Biotech, Inc., in June 2017. RespiVert Ltd. previously completed a Phase 2a study in COPD patients utilizing an earlier formulation which revealed a reduction in some markers of inflammation believed to be important in the pathogenesis of COPD. Pulmatrix plans to advance PUR1800 to the clinic in 2H 2018 in a bridging Phase 2a study that will evaluate biomarkers of anti-inflammatory efficacy in an iSPERSE formulation of the molecule.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including Pulmazole (PUR1900), an inhaled anti-fungal for patients with ABPA, and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and COPD. In addition, Pulmatrix has partnered with Vectura Group plc to develop Pulmatrix’s drug candidate, PUR0200, for COPD for the U.S. market. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Contact
Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com